As filed with the Securities and Exchange Commission on May 14, 2013

Registration No. 333-186883

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE EFFECTIVE AMENDMENT NO 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

CONSUMERS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Ohio	6021	34-1771400
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)
	614 East Lincoln Way
	P.O. Box 256
	Minerva, Ohio 44657
	(330) 868-7701

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ralph J. Lober, II, President and Chief Executive Officer
614 East Lincoln Way
P.O. Box 256
Minerva, Ohio 44657
(330) 868-7701
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Cipriano S. Beredo
Squire Sanders (US) LLP
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114
(216) 479-8280

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post–effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post–effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non–accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐

Non–accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(3); Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee
Subscription Rights, each to purchase one share of our Common Stock, without par value		(1)		(1)
Shares of Common Stock, without par value, underlying the Subscription Rights
Total	$10,000,000		$1,364.00

(1)	Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, the registration fee is calculated based upon the maximum aggregate offering price of all securities listed (determined as provided below). Pursuant to Rule 457(o), the table omits certain information.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.

(3)	The registrant is registering hereunder an indeterminate number or amount of subscription units and common stock. In no event will the aggregate maximum offering price of all securities issued pursuant to this registration statement exceed $10,000,000.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2013

PROSPECTUS

Consumers Bancorp, Inc.

655,668 shares of Common Stock,
including up to 655,668 shares of Common Stock
issuable upon the exercise of Subscription Rights at $15.25 per share

We are distributing, at no charge to our shareholders, non-transferable subscription rights to purchase up to 655,668 shares of our common stock, without par value. In the rights offering, you will receive one subscription right for each share of common stock you held as of 5:00 p.m. Eastern Time, on March 26, 2013, the record date of the rights offering.

Each subscription right will entitle you to purchase 0.3173 shares of our common stock at a subscription price of $15.25 per share, which we refer to as the basic subscription privilege, subject to certain limitations and subject to allotment. If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $15.25 per share. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments received by the subscription/escrow agent will be returned to you promptly, without interest, following the expiration of the stock offering.

The subscription rights will expire if they are not exercised by 5:00 pm., Eastern Time, on [                ], 2013. We reserve the right to extend the expiration date one or more times, but in no event will we extend the rights offering beyond [                  ], 2013. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. The subscription rights may not be sold, transferred or assigned.

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 7 to read about factors you should consider before exercising your subscription rights.

We may offer any of the shares of common stock that remain unsubscribed (after taking into account all over-subscription privileges exercised) at the expiration of the rights offering to the public at $15.25 per share on a best efforts basis by Boenning & Scattergood, Inc. (Boenning). Because the public offering is a best efforts offering, our selling agent is not required to purchase any common shares, but will use its best efforts to sell all the shares offered. The public offering will close as soon as practicable after the expiration date of the rights offering, but in no event later than [_____], 2013. The rights offering and the public offering may be referred to collectively as the stock offering.

We may in our sole discretion cancel the rights offering and return the subscriber funds, in certain circumstances, no later than the earlier to occur of the public offering expiration date or the date on which we have accepted subscriptions for all shares available for purchase. Such circumstances are duscussed under the heading “Conditions, Withdrawal and Termination”. If we cancel this offering, the subscription/escrow agent will return all subscription payments it has received for the cancelled rights offering without interest or penalty.

We have engaged Registrar and Transfer Company to serve as the subscription/escrow agent. The subscription/escrow agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.

Our common shares are traded on the OTC Markets under the trading symbol “CBKM.” The last reported sales price of our shares of common stock on [               ], 2013 was $[         ] per share. The shares of common stock issued in the rights offering will also be traded on the OTC Markets. The subscription rights will not be listed for trading on any stock exchange or market. As of the close of business on April 10, 2013 there were 2,066,399 shares of common stock issued and outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These shares of common stock are not savings accounts, deposits, or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

STOCK OFFERING SUMMARY
PRICE: $15.25 PER SHARE

	50% of Maximum		Maximum
Number of shares	327,834	(1)	655,668
Gross stock offering proceeds	$4,999,468		$9,998,937
Estimated offering expenses excluding financial advisor/selling agent fees and expenses	$185,000		$185,000
Financial advisor/selling agent fees and expenses (1)	$189,989		$489,936
All fees and expenses per share	$1.14		$1.03
Net proceeds	$4,624,479		$9,324,001
Net proceeds per share	$14.11		$14.22

(1)	We have engaged Boenning as our financial and marketing advisor in connection with the rights offering and as our selling agent in connection with the public offering, if any. See “Plan of Distribution - Financial Advisor and Selling Agent” for a discussion of Boenning’s compensation.

This investment involves risks, including the possible loss of principal.

Please read “Risk Factors” beginning on page 7.

The date of this prospectus is [     ], 2013.

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD–LOOKING STATEMENTS	i
QUESTIONS AND ANSWERS RELATING TO THE STOCK OFFERING	ii
SUMMARY	1
STOCK OFFERING SUMMARY	4
RISK FACTORS	7
USE OF PROCEEDS	11
CAPITALIZATION	11
PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY	12
THE RIGHTS OFFERING	13
THE PUBLIC OFFERING OF REMAINING SHARES	18
DESCRIPTION OF COMMON SHARES	19
PLAN OF DISTRIBUTION	22
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	24
LEGAL MATTERS	25
EXPERTS	25
WHERE YOU CAN FIND MORE INFORMATION	26

You should rely only on the information contained in this prospectus. We have not, and our financial advisor and selling agent, Boenning, has not authorized anyone to provide you with additional or different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any exercise of the rights.

The distribution of this prospectus and the rights offering and sale of shares of our common shares in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy, any shares of common stock in any jurisdiction in which such offer or solicitation is not permitted. No action is being taken in any jurisdiction outside the United States to permit an offering of the common shares or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

In this prospectus, all references to the “Company,” “Consumers,” “we,” “us” and “our” refer to Consumers Bancorp, Inc. and its subsidiaries, unless the context otherwise requires or where otherwise indicated. References to “Consumers National Bank” or the “Bank” mean our wholly–owned banking subsidiary. In this prospectus, we will refer to the rights offering and the public offering collectively as the “stock offering.”

CAUTIONARY NOTE REGARDING FORWARD–LOOKING STATEMENTS

Some of our statements contained in this prospectus are “forward–looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward–looking statements to be covered by the safe harbor provisions for forward–looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Forward–looking statements are not guarantees of performance or results. When we use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “target,” “could,” “is likely,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward–looking statements, although we may use other phrasing. All statements other than statements of historical fact included in this prospectus regarding our outlook, financial position and results of operation, liquidity, capital resources and interest rate sensitivity are forward–looking statements.

These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control, and could cause actual results to differ materially from those described in such statements. The forward–looking statements contained in this prospectus are based on our beliefs and assumptions and on the information available to us at the time that these disclosures were prepared and involve known and unknown risks, uncertainties and other factors which may cause our actual results to be materially different from any future results expressed or implied by such forward–looking statements. Although we believe the expectations reflected in such forward–looking statements are reasonable, we can give no assurance such expectations will prove to have been correct. Should any known or unknown risks and uncertainties develop into actual events, those developments could have material adverse effects on our business, financial condition and results of operations.

Important factors that could cause actual results to differ materially from those in the forward–looking statements included herein include, but are not limited to:

•	regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed;

•	the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated;

•	an extended period in which market levels of interest rates remain at historical low levels, which could reduce, or put pressure on our ability to maintain, anticipated or actual margins;

•	the nature, extent, and timing of government and regulatory actions;

•	material unforeseen changes in the financial condition or results of Consumers National Bank’s customers;

•	competitive pressures on product pricing and services; and

•	a deterioration in market conditions causing debtors to be unable to meet their obligations.

For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward–looking statements, please read the “Risk Factors” section of this prospectus. All written or oral forward–looking statements attributable to us are expressly qualified in their entirety by this cautionary note. Any forward–looking statement speaks only as of the date which such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward–looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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QUESTIONS AND ANSWERS RELATING TO THE STOCK OFFERING

The following are examples of what we anticipate will be common questions about the stock offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the stock offering. This prospectus contains more detailed descriptions of the terms and conditions of the stock offering and provides additional information about us and our business, including potential risks related to the stock offering, Consumers’ common shares and our business.

What is the rights offering?

We are distributing to holders of shares of our common stock as of 5:00 p.m., Eastern Time, on March 26, 2013, which is the record date for the rights offering, at no charge, non–transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on March 26, 2013. Each subscription right entitles the holder to a basic subscription privilege and an over–subscription privilege, which are described below. The common shares to be issued in the rights offering, like our existing shares of common stock, will be traded on the OTC Markets under the symbol “CBKM.”

Why are we conducting the stock offering?

We are engaging in the stock offering to raise equity capital to further strengthen Consumers National Bank’s capital position, provide additional capital to Consumers for general operating purposes and to enable us to be well-positioned for future growth. Our capital management function is a regular process that consists of providing capital both for our current financial position and our anticipated future capital needs. Over the past few years we have experienced steady deposit growth and we believe that increased economic activity in our region, particularly in the energy sector, will lead to additional growth opportunities.  The equity capital we raise in this stock offering will be used to enhance Consumers National Bank’s overall capital position and for general corporate purposes, which may include, among others, pursuing strategic opportunities that may be presented to us from time to time.  Our board of directors considered several alternative capital raising methods and has chosen to raise capital through a rights offering, in part to give our shareholders the opportunity to limit ownership dilution by buying additional shares of common stock. We believe that the stock offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives our shareholders the opportunity to purchase 0.3173 shares of our common stock at a subscription price of $15.25 per share; however, fractional common shares resulting from the exercise of the subscription right will be eliminated by rounding down to the nearest whole share. We have granted to you, as a shareholder of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase 31 shares of common stock for $15.25 per share subject to certain limitations and subject to allotment. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase any additional shares by using your over–subscription privilege.

If you hold a Consumers stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company (DTC) will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.

What is the over–subscription privilege?

In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our other shareholders through the exercise of their basic subscription privileges. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over–subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over–subscription request in full. If, however, over–subscription requests exceed the number of shares of common stock available to be purchased pursuant to the over–subscription privilege, we will allocate the available shares of common stock among shareholders who over–subscribed by multiplying the number of shares requested by each shareholder through the exercise of their over–subscription privileges by a fraction that equals (i) the number of shares available to be issued through over–subscription privileges divided by (ii) the total number of shares requested by all subscribers through the exercise of their over–subscription privileges. We will not issue fractional shares through the exercise of over–subscription privileges.

In order to properly exercise your over–subscription privilege, you must deliver the subscription payment related to your over–subscription privilege at the time you deliver payment related to your basic subscription privilege. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over–subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you. For that calculation, you must assume that no other shareholder, other than you, will subscribe for any shares of our common stock pursuant to their basic subscription privilege. See “The Rights Offering–The Subscription Rights–Over–Subscription Privilege.”

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights or you exercise less than all of your subscription rights and other shareholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common shares owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over–subscription privilege.

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How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription/escrow agent must receive your completed and signed rights certificate and payment (and your payment must clear) prior to the expiration of the rights offering, which is__________, 2013, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on ____________, 2013 by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. Our board of directors may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than ___________, 2013. Our board of directors may cancel or amend the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time on __________, 2013 (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on any stock exchange or market. Rights certificates may only be completed by the shareholder who receives them.

Are we requiring a minimum subscription to complete the rights offering?

No. We are not requiring a minimum amount of subscriptions to complete the rights offering.

Has our board of directors made a recommendation to our shareholders regarding the rights offering?

No. Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade and, therefore, we cannot assure you that the market price for our common shares will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common shares.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

We will not issue shares of our common stock pursuant to the exercise of basic or over–subscription privileges to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of ___________, 2013, such clearance or approval has not been obtained and/or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over–subscriptions by other shareholders pursuant to their subscription rights and will thereafter be available in the public offering of shares.

In our sole discretion, we may elect not to issue shares of our common stock pursuant to the exercise of basic or over-subscription privileges to any person or entity who, after exercising their basic or over-subscription privileges, would beneficially own more than 9.9% of shares of our common stock outstanding. Such shares will become available to satisfy over-subscriptions by other shareholders pursuant to their subscription rights and will thereafter be available in the public offering, if any. Such ownership limitation is not applicable to existing shareholders who already beneficially own more than 9.9% of shares of our common stock outstanding prior to this stock offering.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold a Consumers stock certificate and you wish to participate in the rights offering, you must take the following steps:

•	deliver a properly completed and signed rights certificate, and related subscription documents, to the subscription/escrow agent before 5:00 p.m., Eastern Time, on ___________, 2013; and

•	deliver payment to the subscription/escrow agent (as described below) before 5:00 p.m., Eastern Time, on _________, 2013.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to Consumers. You are solely responsible for completing delivery to the subscription/escrow agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription/escrow agent so that they are received by the subscription/escrow agent by 5:00 p.m., Eastern Time, on ____________, 2013.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares in the rights offering and the elimination of fractional shares. Any excess subscription payments received by the subscription/escrow agent will be returned promptly, without interest, following the expiration of the rights offering.

What form of payment is required to purchase the shares of our common stock?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription/escrow agent must be made in full United States currency by:

•	check payable to Registrar and Transfer Company, the subscription/escrow agent, drawn upon a United States bank; or

•	wire transfer to Registrar and Transfer Company, the subscription/escrow agent.

Payment will be deemed to have been received by the subscription/escrow agent only upon the subscription/escrow agent’s receipt of any certified check or bank check or, in the case of an uncertified personal check, receipt and clearance of such check.

iii

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription/escrow agent receives cleared funds before that time. We also urge you to consider payment by means of a certified check, bank check, bank draft or money order.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your common shares through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the common shares you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, __________, 2013 expiration date that we have established for the rights offering.

When will I receive my new shares?

All shares that you purchase in the stock offering will be issued in book–entry, or uncertificated, form. When issued, the shares will be registered in the name of the holder of record. As soon as practicable after the expiration of the stock offering, the subscription/escrow agent will arrange for the issuance of the shares of common stock purchased in the stock offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of shares you may have elected to purchase in order to comply with state securities laws.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Will our directors and officers participate in the rights offering?

All holders of our common shares as of the record date for the rights offering will receive, at no charge, the non–transferable subscription rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers held shares of our common stock as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. Our directors and executive officers have indicated that they may purchase between 52,500 and 65,600 common shares in the offering through their basic and over-subscription privileges. If they purchased 65,600 shares, they would own approximately 28% of the total outstanding common shares immediately after the completion of the rights offering, assuming all of the rights are subscribed for in the rights offering.

What effects will the stock offering have on our outstanding shares of common stock?

As of April 10, 2013, we had 2,066,399 shares of our common stock issued and outstanding. Assuming all shares are sold in the stock offering, we expect approximately 2,722,067 shares of our common stock will be outstanding immediately after completion of the stock offering.

The issuance of shares of our common stock in the stock offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock unless you fully exercise your basic subscription privilege. In addition, the issuance of shares of our common stock at a subscription price which is less than the market price as of ___________, 2013 may cause the market price of our common shares to decrease.

How much will we receive in net proceeds from the stock offering?

We expect the aggregate stock offering proceeds, net of expenses, to be approximately $9,324,000, assuming all shares in the stock offering are sold. We intend to invest the net proceeds to enhance Consumers National Bank’s overall capital position and for general corporate purposes. Please see “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription/escrow agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription/escrow agent will be returned promptly, without interest or penalty. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment because the subscription/escrow agent will return payments through the record holder of your shares.

What is the public offering of shares?

If shares of common stock remain available for sale after the closing of the rights offering, we may offer and sell all or some of those remaining shares to the public on a best efforts basis at the $15.25 per share subscription price.

Will I receive interest on any funds I deposit with the subscription/escrow agent?

No. You will not be entitled to any interest on any funds that are deposited with the subscription/escrow agent pending completion or cancellation of the rights offering. If the rights offering is cancelled for any reason, the subscription/escrow agent will return this money to subscribers, without interest or penalty, as soon as practicable.

When can I sell the shares of common stock I receive upon exercise of the subscription rights?

If you exercise your subscription rights, you will be able to resell the shares of common stock purchased by exercising your subscription rights once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an affiliate who holds control stock or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common shares at a price equal to or greater than the subscription price.

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What are the U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of subscription rights should generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Material U.S. Federal Income Tax Considerations.”

What fees or charges apply if I purchase shares of common stock in the stock offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you. If you purchase your shares through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

What is the role of Boenning in the stock offering?

We have entered into an agreement with Boenning, pursuant to which Boenning is acting as our financial and marketing advisor in connection with the rights offering and as our selling agent in connection with the public offering, if any. We have agreed to pay certain fees to, and expenses of, Boenning.

Who should I contact if I have other questions?

If you have other questions regarding Consumers, Consumers National Bank or the stock offering, or if you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact the Company at (800) 948-1262 (toll free), Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your rights certificate and other documents, and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription/escrow agent. Do not send or deliver these materials to Consumers.

By mail, hand or overnight courier:
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
Attn: Reorg/Exchange Department

You, or, if applicable, your nominee, are solely responsible for completing delivery to the subscription/escrow agent of your subscription rights election form and other documents and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription/escrow agent and clearance of payment before the expiration of the rights offering period.

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SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to purchase shares in the stock offering. You should carefully read this entire prospectus, including the information contained in the sections entitled “Risk Factors” and “The Rights Offering,” our audited consolidated financial statements and the accompanying notes for the year ended June 30, 2012, and our unaudited consolidated financial statements for the quarter ended December 31, 2012, both of which are incorporated into this prospectus by reference, in their entirety before you decide to exercise your subscription rights.

The Company

Known at the time as Minerva National Bank, Consumers National Bank was originally chartered on August 30, 1965. Consumers is a full service financial institution engaged in commercial and retail banking through twelve full service locations and 13 ATM’s throughout Stark, Carroll and Columbiana counties in northeast Ohio. Consumers Bancorp, Inc. is a bank holding company that was formed in 1995 to acquire all the issued and outstanding capital stock of Consumers National Bank. Consumers is a bank holding company under the Bank Holding Company Act of 1956, as amended, and is a registered bank holding company, incorporated under the laws of the State of Ohio. Its activities have been limited primarily to holding the common shares of the Bank. Our common shares are traded on the over-the-counter market under the trading symbol “CBKM.”

As of December 31, 2012, we had total assets of $344.6 million, total gross loans of $205.7 million, total deposits of $292.2 million and total shareholders' equity of $29.1 million. At December 31, 2012, our tier 1 leverage capital ratio was 7.30%, tier 1 risk-based capital ratio was 11.41% and total risk-based capital ratio was 13.39%. For the sixth months ended December 31, 2012, our return on average assets was 0.79% and our return on average equity was 9.45%.

The Company is focused on growing business relationships and building core deposits, profitable loans and non-interest income. We believe that we have built a solid franchise that meets the financial needs of our clients and communities by providing an array of personalized products and services delivered by seasoned banking professionals with decisions made at the local level. We strive to be the leading community bank in each of our markets.

We believe that our core lending and deposit business segments have performed well in a very challenging economic environment that began in 2008. For the five fiscal years ending June 30, 2012, our net charge-offs averaged only 0.16% of average loans. For the six months ended December 31, 2012, our annualized net charge-offs were only 0.05% of average loans. As of December 31, 2012, we had non-performing assets of $1.73 million which represented 0.50% of total assets. At that date, we had no other real estate owned. Management believes that the Company is well positioned to build on its core performance to continue to grow profitably. Additional employees and infrastructure are needed to manage the increased customer relationships that come with growth. Plans have begun to replace the Minerva Corporate Headquarters and branch with a new facility by spring of 2015. The new facility will provide a much improved customer experience in the branch, upgraded staff work spaces and basic amenities, operating efficiencies and increased capacity that will allow us to meet future staffing needs.

We are a community-oriented financial institution that offers a wide-range of commercial and consumer loan and deposit products, as well as mortgage, financial planning and investment services to individuals, farmers and small and medium sized businesses in our markets. We seek to be the provider of choice for financial solutions to customers who value exceptional personalized service, local decision making, and modern banking technology. Our business involves attracting deposits from local businesses and individual customers and using such deposits to originate commercial, agricultural, mortgage, and consumer loans in Stark, Columbiana, Carroll and contiguous counties in Ohio. We also invest in securities consisting primarily of obligations of U.S. government sponsored entities, municipal obligations and mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae.

Consumers is supervised by the Board of Governors of the Federal Reserve System and Consumers National Bank is subject to supervision, regulation and periodic examination by the Office of the Comptroller of the Currency. Our executive offices are located at 614 East Lincoln Way, Minerva, Ohio and our telephone number is (330) 868-7701. Our internet address is www.consumersbank.com. The information contained on our website should not be considered part of this prospectus, and the reference to our website does not constitute incorporation by reference of the information contained on the website.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” beginning on page 26 of this prospectus.

Our Management Team

Our executive management team consists of seven seasoned banking professionals with an average of 25 years of experience each in the financial services industry. All seven members of our executive management team have worked in northeast Ohio for the majority of their respective careers. Our executive officers’ experience and local market knowledge have been instrumental in managing through challenging economic times and in positioning the Company to take advantage of future opportunities. To ensure management continuity well into the future, we have developed a leadership program for current executives and future leaders.

The executive management team of Consumers consists of:

Executive	Title	Years in Financial Services
Ralph J. Lober, II	President & CEO	22
Phillip M. Suarez	Executive Vice President, Senior Loan Officer	41
Renee K. Wood	Executive Vice President, Chief Financial Officer	20
Randy L. Gilroy	Senior Vice President, Chief Credit Officer	32
Bryan D. Walters	Senior Vice President, Chief Risk Officer	21
Derek G. Williams	Senior Vice President, Retail Operations and Sales	34
Kimberly K. Chuckalovchak	Vice President, Information Technology Manager	7

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Our Markets

Headquartered in Minerva, we operate in the northeastern Ohio counties of Stark, Carroll and Columbiana. These counties are located in and around the region known as the Utica Shale Formation. According to the Ohio Oil & Gas Association (OOGA), from 2011 to 2015, oil and gas producers are projected to spend over $34 billion in exploration and development, midstream, royalty and lease expenditures in the Utica. Over that same timeframe, OOGA estimates the creation of over 200,000 jobs with more than $12 billion of annual salary and personal income. Although OOGA’s projections are based on drilling results to date, there have been a number of significant investments including:

•	Chesapeake Energy - Over $2 billion for development of the Utica Shale in 2012; this is in addition to the more than $1 billion it paid to Ohio landowners in the form of leasing and royalty payments, according to the Cleveland Plain Dealer;
•	Vallourec – Announced the successful production of its first pipes at its new US state-of-the-art mill in Youngstown, Ohio after investing $350 million, according to Reuters; and
•	M3 Midstream LLC – Over $1 billion for the first of several large natural gas processing plants in eastern Ohio scheduled to open in May 2013, according to the Cleveland Plain Dealer.

Although we do not specifically lend to energy exploration concerns, the development and production of natural resources in our markets has caused a significant increase in economic development which, both directly and indirectly, is contributing to our increased growth and profitability. At the same time we are enjoying the positive effect of the Utica shale, we have been strategically expanding our access to more populous areas through the opening of offices in Hartville and Canton, Ohio. We believe that the demographic profiles of these areas are complementary to our existing markets and provide our business with geographic diversification. Through these new offices we are able to capitalize on our staff’s market knowledge and have gained access to additional small business and agricultural customers.

Situated in close proximity to Canton, Akron, Cleveland, Youngstown, and Pittsburgh, we believe that the markets we serve will provide meaningful growth opportunities for us. According to the Department of Labor, compared to data from the previous year, as of February 2013, all of our markets experienced meaningful job growth. The unemployment rates in each of our counties had a double-digit percentage decline year-over-year, compared to a 7.2% decline in the national unemployment rate. In 2012, the State of Ohio added more jobs than all other states except Texas, California, and New York.

Competitive Strengths

We believe that the following business strengths have been instrumental to the success of our core operations and will enable us to continue profitable growth and to maximize value to our shareholders, while remaining fundamentally sound.

Community Banking Philosophy. As the leading community bank in our region, we believe the key to our franchise value is our dedication to making a difference in the markets we serve. We provide our clients with local decision making and individualized service coupled with the products and services offered by our larger institutional competitors. As our business lenders, officers, and company directors are based in or reside in the communities we serve, we are able to maintain a high-level of involvement in local organizations and establish a strong understanding of the banking needs of the respective communities. We believe that our customer-centric business philosophy and sales approach enables us to build long-term relationships with desirable customers, which enhances the quality and stability of our funding and lending operations. Our mission and philosophy has positioned us well in the communities across our market area and has enabled us to attract and maintain a very talented and experienced management team.

Disciplined Credit Culture. We achieve our strong credit quality by adherence to sound underwriting and credit administration standards and by maintaining long-term customer relationships. The results of our focus on credit quality are evidenced by a ratio of non-performing assets to total assets of only 0.50% at December 31, 2012 and 0.65% at December 31, 2011, and a net charge-offs to average total loans ratio of 0.05% annualized for the six months ended December 31, 2012. Our ratio of allowance for loan losses to total loans was 1.15% at December 31, 2012 and 1.18% at December 31, 2011. While the challenging operating environment in 2008 and 2009 was disastrous for many banks across the country, our management team maintained excellent asset quality throughout. In part, this credit culture is the result of the level of stock ownership by our directors and executive officers.

Strong Capital Position. We exceed the regulatory guidelines to be classified “well capitalized.” Our capital position is strong and has consistently grown. At December 31, 2012, our tier 1 leverage capital ratio was 7.30%, our tier 1 risk-based capital ratio was 11.41% and our total risk-based capital ratio was 13.39%. We believe that our capital position enhances our ability to grow organically because it enables the Company to continue lending and to remain focused on our customers’ needs. We believe that completion of this stock offering will further enhance our capital strength and ability to grow.

Technology. Throughout our history, we have been a leader in investing in the technology necessary to meet the developing demands of our commercial and retail customers. We utilize a strong core operating system that enables us to efficiently offer high-end deposit and loan products and have partnered with industry-leading internet banking, cash management, mobile banking, application-based banking, and telephone banking providers to offer a complete banking experience to all customers, regardless of their preference. We participate in a nationwide automated teller machine network and recently invested in fiber optics throughout our branch network.

Profitable Growth Opportunities. We believe that we can attract new customers and expand our total loans and deposits within our existing market areas and through strategic branching and possible acquisition opportunities. The economic crisis and subsequent regulatory response will continue to create opportunities to attract new clients and in some cases, may become the catalyst for mergers and acquisitions. We will grow the loan portfolio, open new branches and consider new acquisitions only after rigorous due diligence and substantial quantitative analysis regarding the financial and capital impacts of such transactions. We believe that maintaining our financial discipline will generate long-term shareholder value.

Financial Results for Nine Months Ending March 31, 2013, Six Months Ending December 31, 2012 and Fiscal Years 2012, 2011 and 2010

The following tables set forth certain information concerning the consolidated financial position and results of operations of Consumers for the periods indicated. This selected consolidated financial data should be read in conjunction with the consolidated financial statements incorporated into this prospectus by reference.

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SELECTED CONSOLIDATED FINANCIAL DATA:

	At	At	At	At	At
	March 31, 2013	December 31, 2012	June 30, 2012	June 30, 2011	June 30, 2010
(In thousands, except per share data)
Total amount of:
Assets	$349,407	$344,582	$334,761	$300,140	$263,393
Total cash and cash equivalents	16,921	10,314	13,745	13,828	13,806
Securities, available-for-sale	101,630	109,478	105,335	91,889	64,262
Loans – net	210,237	203,319	195,095	175,450	172,007
Deposits	299,274	292,241	284,481	248,246	216,314
Short term borrowings	12,483	14,685	13,722	17,012	13,086
Federal Home Loan Bank advances	6,389	6,408	6,446	7,535	8,297
Total shareholders’ equity	29,194	29,096	27,890	25,324	23,716
Book value per share (all tangible)	14.13	14.10	13.56	12.35	11.64

SELECTED CONSOLIDATED OPERATING DATA:

	Nine Months Ended	Six Months Ended
	March 31, 2013	December 31, 2012	Year Ended June 30, 2012	Year Ended June 30, 2011	Year Ended June 30, 2010
(In thousands, except per share data)
Total interest income	$9,890	$6,677	$13,078	$12,784	$12,610
Total interest expense	933	643	1,459	1,916	2,560
Net interest income	8,957	6,034	11,619	10,868	10,050
Provision for loan losses	171	81	315	435	544
Net interest income after provision for loan losses	8,786	5,953	11,304	10,433	9,506
Other income	2,075	1,342	2,604	2,011	2,148
Other expense	8,394	5,595	10,345	9,575	9,048
Income before income taxes	2,467	1,700	3,563	2,869	2,606
Income taxes	477	338	799	621	567
Net income	$1,990	$1,362	$2,764	$2,248	$2,039

Basic and diluted earnings per share	$0.96	$0.66	$1.35	$1.10	$1.00
Cash dividends paid per share	$0.36	$0.24	$0.44	$0.41	$0.40

Return on average assets (annualized)	0.78%	0.79%	0.87%	0.80%	0.80%
Return on average equity (annualized)	9.19%	9.45%	10.29%	9.21%	8.95%
Average equity to average assets	8.43%	8.40%	8.48%	8.66%	8.91%
Net interest margin	3.91%	3.94%	4.04%	4.22%	4.28%

Allowance for loan losses to loans	1.12%	1.15%	1.18%	1.18%	1.31%
Allowance to non-performing loans	156.69%	136.58%	120.86%	119.38%	97.18%
Net charge-off ratio (annualized)	0.08%	0.05%	0.04%	0.35%	0.16%
Non-performing loans to total loans	0.71%	0.84%	0.98%	0.99%	1.34%
Non-performing assets to total assets	0.43%	0.50%	0.58%	0.61%	0.90%

Available Information

Consumers files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800–SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website, at http://www.sec.gov, that contains the Company’s filed reports, proxy and information statements and other information that the Company files electronically with the SEC. Additionally, the Company makes these filings available, free of charge, on its website at http://www.Consumersbank.com as soon as reasonably practicable after the Company electronically files such materials with, or furnishes them to, the SEC. Additional information about the Company is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” beginning on page 26 of this prospectus.

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STOCK OFFERING SUMMARY

The following summary describes the principal terms of the stock offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing to you, at no charge, one non–transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on March 26, 2013, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Subscription Price	$15.25 per share of common stock. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

Record Date	5:00 p.m., Eastern Time, on March 26, 2013.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on [ ], 2013. We may extend the rights offering without notice to you until [ ], 2013.

Use of Proceeds	We expect the aggregate net proceeds from the stock offering to be approximately $9.32 million if all rights are exercised. We intend to use the proceeds of the stock offering to enhance Consumers National Bank’s overall capital position and for general corporate purposes, which may include, among others, pursuing strategic opportunities that may be presented to us from time to time.

Basic Subscription Privilege	The basic subscription privilege of each subscription right entitles you to purchase 0.3173 shares of our common stock at a subscription price of $15.25 per share; however, fractional common shares resulting from the exercise of the subscription right will be eliminated by rounding down to the nearest whole share. The number of rights you may exercise appears on your rights certificate. You may not be able to exercise all of your rights.

Over-Subscription Privilege	In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription privileges. You may subscribe for shares of common stock pursuant to your over–subscription privilege, subject to the purchase and ownership limitations described below under the heading “Limitations on the Purchase of Shares.”

Limitations on the Purchase of Shares

We will not issue shares of our common stock pursuant to the exercise of basic subscription or over–subscription privileges to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if as of [    ], 2013, such clearance or approval has not been obtained and/or any applicable waiting period has not expired.

In our sole discretion, we may elect not to issue shares of our common stock pursuant to the exercise of basic or over-subscription privileges to any person or entity who, after exercising their basic or over-subscription privileges, would beneficially own more than 9.9% of shares of our common stock outstanding. Such shares will become available to satisfy over-subscriptions by other shareholders pursuant to their subscription rights and will thereafter be available in the public offering, if any. Such ownership limitation is not applicable to existing shareholders who already beneficially own more than 9.9% of shares of our common stock outstanding prior to this stock offering.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market.

No Board Recommendation	Our board of directors is making no recommendation regarding the exercise of your subscription rights or purchase of our shares in the public offering, if any. You are urged to make your decision based on your own assessment of our business and the stock offering.

Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common shares.

Revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

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Material U.S. Federal income Tax Considerations	For U.S. federal income tax purposes, you should not recognize gain or loss upon receipt or exercise of a subscription right. You should consult with your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances.

Extension and Cancellation	Although we do not presently intend to do so, we have the option to extend the rights offering expiration date, but in no event will we extend the rights offering beyond [ ], 2013. Our board of directors may cancel the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received by the subscription/escrow agent will be returned promptly, without interest or penalty.

Public Offering	If shares of common stock remain available for sale after the closing of the rights offering, we may offer and sell some or all of the remaining shares to the public on a best efforts basis at the $15.25 per share subscription price.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

•	If you hold a Consumers stock certificate, you must deliver payment and a properly completed and signed rights certificate to the subscription/escrow agent to be received before 5:00 p.m., Eastern Time, on [ ], 2013. You may deliver the documents and payment by U.S. mail or courier service. If U.S. mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•	If you are a beneficial owner of shares that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. You should instruct your nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m. Eastern Time, on [ ], 2013.

Subscription Agent	Registrar and Transfer Company, the subscription/escrow agent, will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription/escrow agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription/escrow agent will be returned promptly, without interest or penalty.

Financial Advisor and Selling Agent	Boenning is acting as our financial and marketing advisor and selling agent in connection with the stock offering. We have agreed to pay certain fees to, and expenses of, Boenning.

Shares of Common Stock Outstanding Before the Stock Offering	2,066,399 shares of our common stock were outstanding as of April 10, 2013.

Shares of Common Stock Outstanding After Completion of the Stock Offering	Assuming all shares are sold in the rights offering, we expect approximately 2,722,067 shares of our common stock will be outstanding immediately after completion of the rights offering.

Risk Factors	Before you exercise your subscription rights to purchase shares of our common stock, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” of this prospectus, and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your subscription rights to purchase shares of our common stock.

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Additional Information

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the SEC, all of which are available at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Room of the SEC, at prescribed rates, by calling 1-800–SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding us that we file electronically with the SEC. In addition, we make available, without charge, through our website, www.Consumersbank.com, electronic copies of our filings with the SEC, including copies of Annual Reports on Form 10–K, Quarterly Reports on Form 10–Q, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in our website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus and you may see a list of the documents we incorporate by reference under “Where You Can Find More Information” on page 26 of this prospectus.

Questions	You should direct any questions or requests for assistance concerning the method of subscribing for common shares or for additional copies of this prospectus to the Company by calling, if you are located within the United States, Canada or Puerto Rico, (800) 948-1262 (toll free).

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RISK FACTORS

An investment in our common share involves certain risks. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our common shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that case, the trading price of our common shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Changes in interest rates may negatively affect our earnings, income and financial condition as well as the value of our assets.

Our earnings and cash flows depend substantially upon our net interest income. Net interest income is the difference between interest income earned on interest-earning assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are sensitive to many factors that are beyond our control, including general economic conditions, competition and policies of various governmental and regulatory agencies and, in particular, the policies of the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investment securities and the amount of interest we pay on deposits and borrowings, but such changes could also affect: (1) our ability to originate loans and obtain deposits; (2) the fair value of our financial assets and liabilities, including our securities portfolio; and (3) the average duration of our interest-earning assets. This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rates indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations.

Our business strategy anticipates continued growth in our markets. Our financial condition and results of operations could be negatively affected if oil and gas activity in our markets were to decrease.

We intend to continue pursuing a profitable growth strategy both within our existing markets of Stark, Columbiana and Carroll counties as well as in new markets. The economies in our local markets have been positively impacted from the oil and gas activity in the Utica shale region and our plans for future growth are based in part on the assumption that oil and gas industry investments in our markets will continue. If the economic impact from the oil and gas industry is less than expected or the timeline for development takes longer than anticipated, our business, future prospects, financial condition or results of operations could be materially adversely impacted.

 Changes in economic and political conditions could adversely affect our earnings.

Our success depends, to a certain extent, upon economic and political conditions, local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, money supply and other factors beyond our control may adversely affect our asset quality, deposit levels and loan demand and, therefore, our earnings. Because we have a significant amount of real estate loans, additional decreases in real estate values could adversely affect the value of property used as collateral and our ability to sell the collateral upon foreclosure. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. If during a period of reduced real estate values we are required to liquidate the collateral securing a loan to satisfy the debt or to increase our allowance for loan losses, it could materially reduce our profitability and adversely affect our financial condition. The substantial majority of our loans are to individuals and businesses in Ohio. Consequently, significant declines in the economy in Ohio could have a materially adverse effect on our financial condition and results of operations.

We have significant exposure to risks associated with commercial and residential real estate.

A substantial portion of our loan portfolio consists of commercial and residential real estate-related loans, including construction and residential and commercial mortgage loans. As of December 31, 2012, we had approximately $118.7 million of commercial real estate loans outstanding, which represented approximately 57.6% of our loan portfolio. As of that same date, we had approximately $51.8 million in residential real estate loans outstanding, or approximately 25.2% of our loan portfolio. Consequently, real estate-related credit risks are a significant concern for us. The adverse consequences from real estate-related credit risks tend to be cyclical and are often driven by national economic developments that are not controllable or entirely foreseeable by us or our borrowers.

Commercial and industrial loans may expose us to greater financial and credit risk than other loans.

Commercial and industrial loans generally carry larger loan balances and can involve a greater degree of financial and credit risk than other loans. Any significant failure to pay on time by our customers would hurt our earnings. The increased financial and credit risk associated with these types of loans are a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. In addition, when underwriting a commercial or industrial loan, we may take a security interest in commercial real estate, and, in some instances upon a default by the borrower, we may foreclose on and take title to the property, which may lead to potential financial risks for us under applicable environmental laws. If hazardous substances were discovered on any of these properties, we may be liable to governmental agencies or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination.

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 Our allowance for loan losses may not be adequate to cover actual future losses.

We maintain an allowance for loan losses to cover probable and incurred loan losses. Every loan we make carries a certain risk of non-repayment, and we make various assumptions and judgments about the collectability of our loan portfolio including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. We cannot fully predict the amount or timing of losses or whether the loss allowance will be adequate in the future. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to the allowance. Excessive loan losses could have a material adverse impact on our financial condition and results of operations.

We may be required to increase our provisions for loan losses and to charge off loans in the future, which could materially adversely affect us.

There is no precise method of predicting loan losses. We can give no assurance that our allowance for loan losses is or will be sufficient to absorb actual loan losses. We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management’s best estimate of probable incurred losses within the existing portfolio of loans. The level of the allowance reflects management’s evaluation of, among other factors, the status of specific impaired loans, trends in historical loss experience, delinquency trends, credit concentrations and economic conditions within our market area. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require us to increase our allowance for loan losses. Increases in nonperforming loans have a significant impact on our allowance for loan losses.

In addition, bank regulatory agencies periodically review our allowance for loan losses and may require us to increase the provision for loan losses or to recognize further loan charge-offs, based on judgments that differ from those of management. If loan charge-offs in future periods exceed our allowance for loan losses, we will need to record additional provisions to increase our allowance for loan losses. Furthermore, growth in our loan portfolio would generally lead to an increase in the provision for loan losses. Generally, increases in our allowance for loan losses will result in a decrease in net income and shareholders’ equity, and may have a material adverse effect on our financial condition, results of operations and cash flows. Material additions to our allowance could also materially decrease our net income.

Additional required capital may not be available.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect or be required to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside of our control, and on our financial performance. Accordingly, there can be no assurance that we can raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

Legislative or regulatory changes or actions, or significant litigation, could adversely impact us or the businesses in which we are engaged.

The financial services industry is extensively regulated and the level of regulation (and associated cost) has been increasing in recent years. We are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. Laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds, and not to benefit our shareholders. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact us or our ability to increase the value of our business. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Additionally, actions by regulatory agencies or significant litigation against us could require us to devote significant time and resources to defending our business and may lead to penalties that materially affect us and our shareholders.

We extend credit to a variety of customers based on internally established standards and judgment. We manage credit risk through a program of underwriting standards, the review of certain credit decisions and an on-going process of assessment of the quality of the credit already extended. Our credit standards and on-going process of credit assessment might not protect us from significant credit losses.

We take credit risk by virtue of making loans, extending loan commitments and letters of credit and, to a lesser degree, purchasing non-governmental securities. Our exposure to credit risk is managed through the use of consistent underwriting standards and we avoid highly leveraged transactions as well as excessive industry and other concentrations. Our credit administration function employs risk management techniques to ensure that loans adhere to corporate policy and problem loans are promptly identified. While these procedures are designed to provide us with the information needed to implement policy adjustments where necessary, and to take proactive corrective actions, there can be no assurance that such measures will be effective in avoiding undue credit risk.

We depend on our subsidiary for dividends, distributions and other payments.

As a bank holding company, we are a legal entity separate and distinct from our bank subsidiary. Our principal source of funds to pay dividends on our common shares is dividends from Consumers National Bank. In the event Consumers National Bank becomes unable to pay dividends to us, we may not be able to pay dividends on our common shares. Accordingly, our inability to receive dividends from our bank subsidiary could have a material adverse effect on our business, financial condition, results of operations and stock price.

We may not be able to attract and retain skilled people.

Our success depends, in large part, on our ability to attract and retain key people. Competition for the best people in most activities in which we engage can be intense, and we may not be able to retain or hire the people we want or need. In order to attract and retain qualified employees, we must compensate our employees at market levels. If we are unable to continue to attract and retain qualified employees, or do so at rates necessary to maintain our competitive position, our performance, including our competitive position, could suffer, and, in turn, adversely affect our business, financial condition and results of operations. The number of experienced banking professionals in our markets may not be the same as in certain other markets.

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The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral that we hold cannot be realized upon or is liquidated at prices insufficient to recover the full amount of the loan. We cannot assure you that any such losses would not materially and adversely affect our business, financial condition or results of operations.

Risks Related to the Share Offering

The future price of our common shares may be less than the $15.25 purchase price per share in the rights offering.

If you exercise your subscription rights to purchase common shares in the rights offering, you may not be able to sell them later at or above the $_____ purchase price in the rights offering. The actual market price of our common shares could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, operating results and cash flow, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them. If you exercise your subscription rights and, afterwards, the public trading market price of our common shares decreases below the subscription price, you will have committed to buying our common shares at a price above the prevailing market price and could have an immediate unrealized loss. Our common shares are traded on the OTC Markets under the ticker symbol “CBKM” and the last reported sales price of our common shares was $_____ per share. We cannot assure you that the market price of our common shares will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common shares at a price equal to or greater than the subscription price.

This offering may cause the price of our common shares to decrease.

The additional issuance of common shares as a result of this offering may result in an immediate decrease in the market value of our common shares. This decrease may continue after the completion of this share offering. If that occurs, you may be unable to profitably sell your common shares. Further, if a substantial number of subscription rights are exercised and shares of common stock are issued, and if the holders of the common shares in this offering choose to sell some or all of those shares, the resulting sales could depress the market price of our common shares.

The subscription price of the shares in this offering has been determined by our board of directors and does not necessarily represent the price at which a buyer can be found for the shares now or in the future.

Our board of directors has not elected to receive a fairness opinion with respect to the consideration to be paid to Consumers prior to the closing of the share offering. In determining the subscription price, our board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering; historical and current trading prices for our common shares; the need to offer the common shares at a price that would be attractive to shareholders; the long-term need to enhance our capital structure; alternatives available to us for raising capital and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.

In conjunction with its review of these factors, our board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, the outlook for our industry and our current financial condition and regulatory status. As a result, the subscription price is not necessarily a reflection of the market price at which our common shares may sell after the share offering or of any intrinsic or fair value of our common shares.

The share offering may reduce your percentage ownership in Consumers.

If you do not exercise your subscription rights or you exercise less than all of your rights, and other shareholders fully exercise their rights or exercise a greater proportion of their rights than you exercise, you will suffer dilution of your percentage ownership of our equity securities relative to such other shareholders. As of the record date, there were 2,066,399 common shares outstanding. If all of our shareholders exercise their subscription rights in full, we will issue 655,668 common shares in the rights offering, which represents approximately 24% of the 2,722,067 common shares potentially outstanding upon the completion of the rights offering.

Our directors and executive officers own, and expect to continue to own after completion of the stock offering, a significant portion of our common shares and can exert significant control over our business and corporate affairs.

Our directors and executive officers, as a group, beneficially owned approximately 34% of our outstanding common stock, as of April 10, 2013. Following the stock offering, our current directors and executive officers, together with their affiliates, are expected to own approximately 28% of our total outstanding shares of common stock. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to our shareholders for approval, including the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets.

We are limited in our ability to issue additional shares of common stock.

As of February 11, 2013, we had 2,063,538 shares of common stock outstanding. Our articles of incorporation currently authorize us to issue 3,500,000 shares of common stock. We expect to issue a significant amount of our available authorized shares of common stock in connection with this stock offering. Accordingly, in the future we may have to seek shareholder approval to increase our authorized shares of common stock. We can make no assurance that our shareholders will approve any increase to our authorized shares of common stock.

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You may not revoke your exercise of rights; we may terminate the rights offering.

Once you exercise your subscription rights, you may not revoke or change the exercise unless we are required by law to permit revocation. Accordingly, if you exercise your subscription rights and later learn information about us that you consider unfavorable, you will be committed to buying shares and may not revoke or change your exercise. We may terminate the rights offering at our discretion, in certain circumstances, no later than the earlier to occur of the public offering expiration date or the date on which we have accepted subscriptions for all shares available for purchase. Such circumstances are duscussed under the heading “Conditions, Withdrawal and Termination. If we terminate the rights offering, none of Consumers, Boenning or the subscription/escrow agent will have any obligation to you with respect to the rights except to return any payment received by the subscription/escrow agent, without interest or penalty.

The subscription rights are non–transferable and thus there will be no market for them.

You may not sell, transfer or assign your subscription rights to anyone else. We do not intend to list the subscription rights on any securities exchange or any other trading market. Because the subscription rights are non–transferable, there is no market or other means for you to directly realize any value associated with them.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription/escrow agent, and all payments clear, prior to the expiration of the rights offering period. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription/escrow agent prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription/escrow agent, and all payments clear, prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering or your payment does not clear prior to the expiration of the rights offering period, the subscription/escrow agent may, depending on the circumstances, reject your subscription or accept it only to the extent of any payment that has been received and has cleared. Neither we nor the subscription/escrow agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period.

If you exercise your subscription rights, you may not be able to resell the common shares purchased by exercising your subscription rights until your account has been credited with those shares. Moreover, you will have no rights as a shareholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after expiration of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued.

Because we do not have any formal commitments from any of our shareholders to participate in the rights offering and because no minimum subscription is required, we cannot assure you of the amount of proceeds, if any, that we will receive from the rights offering.

We do not have any formal commitments from any of our shareholders to participate in the rights offering and there is no minimum subscription required. We cannot assure you that any of our shareholders will exercise all or any part of their subscription rights. Therefore, we cannot assure you of the amount of proceeds that we will receive in the rights offering. If our shareholders subscribe for fewer shares of our common stock than anticipated, the net proceeds we receive from the rights offering could be reduced and we could incur damage to our reputation.

We have broad discretion in the use of proceeds of the stock offering.

We have not designated the anticipated net proceeds of the stock offering for specific uses. Accordingly, our management will have considerable discretion in the application of the net proceeds of the stock offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. See “Use of Proceeds.”

Risks Related to Ownership of Our Common Shares

Although publicly traded, our common shares have substantially less liquidity than stocks listed on the New York Stock Exchange or NASDAQ Global Market.

Although our common shares can be traded on the OTC Markets, our common shares have substantially less liquidity than companies listed on the New York Stock Exchange or NASDAQ Global Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common shares at any given time. This marketplace depends on the individual decisions of investors and general economic and market conditions over which we have no control. This limited market may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common shares.

The market price of our common shares may fluctuate in the future, and this volatility may be unrelated to our performance. General market price declines or overall market swings in the future could adversely affect the price of our common shares, and the current market price may not be indicative of future market prices.

An investment in our shares of common stock is not an insured deposit.

Our common shares are not a bank deposit and, therefore, are not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common shares is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the price of common shares in any company. As a result, our shareholders may lose some or all of their investment in our common shares.

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USE OF PROCEEDS

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offering will be until the stock offering is completed, we estimate that the aggregate net proceeds from the stock offering, after deducting estimated offering expenses, will be approximately $9.32 million. Our capital management function is a regular process that consists of providing capital both for our current financial position and our anticipated future capital needs. Over the past few years we have experienced steady deposit growth and we believe that increased economic activity in our region, particularly in the energy sector, will lead to additional growth opportunities. The equity capital we raise in this stock offering will be used to enhance Consumers National Bank’s overall capital position and for general corporate purposes, which may include, among others, pursuing strategic opportunities that may be presented to us from time to time. We currently have no arrangements or understandings regarding any specific use of proceeds. Our board of directors considered several alternative capital raising methods and has chosen to raise capital through a rights offering, in part to give our shareholders the opportunity to limit ownership dilution by buying additional shares of common stock. We believe that the stock offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2012 and as adjusted to reflect the sale of an assumed 655,668 shares of our common stock at the subscription price of $15.25 per share and the receipt of the net proceeds from the rights offering after deducting estimated offering expenses in the amount of $674,936. The table does not reflect the use of proceeds from the rights offering. The information presented in the table below should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this prospectus.

	As of December 31, 2012
	Actual	As Adjusted
	(Dollars in thousands)
SHAREHOLDERS’ EQUITY:
Preferred stock – 350,000 shares authorized, none outstanding	$—	—
Common stock – 3,500,000 shares authorized, 2,193,283 and 2,848,951 shares issued, respectively	$5,304	14,628
Retained earnings	23,607	23,607
Treasury stock, at cost – 129,745 common shares	(1,650)	(1,650)
Accumulated other comprehensive income	1,835	1,835
Total shareholders’ equity	$29,096	38,420

Capital Ratios for Consumers National Bank:
Tier 1 leverage ratio	7.30%	9.04%
Tier 1 risk-based capital ratio	11.41%	13.86%
Total risk-based capital ratio	13.39%	16.79%

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PRICE RANGE OF COMMON shares AND DIVIDEND POLICY

Our common shares are traded on the OTC Markets under the symbol “CBKM.” At December 31, 2012, we had 2,063,538 common shares outstanding and approximately 748 holders of record and an estimated 243 additional beneficial holders whose stock was held in nominee name. On [__________], 2013, the most recent practicable date before the date of this prospectus, the closing price of our common shares was $[              ] per share.

The following quoted market prices reflect inter-dealer prices, without adjustments for retail markups, markdowns, or commissions and may not represent actual transactions. The market prices represent highs and lows reported during the quarterly period, together with the dividends declared per share of common shares for the periods indicated.

	Close Price		Cash Dividends
	High	Low	Declared
Fiscal year Ending June 30, 2013
First Quarter	$16.00	$14.55	$0.12
Second Quarter	17.50	14.75	0.12
Third Quarter	20.50	15.51	0.12
Fourth Quarter (through May 10)	17.50	15.95

Fiscal Year Ending June 30, 2012
First Quarter	12.40	10.85	0.11
Second Quarter	13.00	11.40	0.11
Third Quarter	13.50	11.60	0.11
Fourth Quarter	15.00	13.48	0.11

Fiscal Year Ended June 30, 2011
First Quarter	13.25	10.75	0.10
Second Quarter	13.85	11.25	0.10
Third Quarter	12.50	11.55	0.10
Fourth Quarter	13.25	11.85	0.11

We do not have knowledge of the prices paid in all transactions and have not verified the accuracy of those prices that have been reported. Because of the lack of an established market for our common shares, these prices may not reflect the prices at which the common shares would trade in an active and liquid market.

Our management is currently committed to continuing to pay regular cash dividends; however, there can be no assurance as to future dividends because they are dependent on our future earnings, capital requirements and financial condition. Our principal source of funds for dividend payment is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years.

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THE rights OFFERING

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common shares on the record date. If you hold your shares in a brokerage account or through a broker, dealer, custodian bank or other nominee, please also refer to “— Method of Exercising Subscription Rights – Subscription by Beneficial Owners”.

The Subscription Rights

We are distributing to holders of shares of our common stock as of 5:00 p.m., Eastern Time, on March 26, 2013, which is the record date for the rights offering, at no charge, non–transferable subscription rights to purchase shares of our common stock at $15.25 per share. Each holder of record of our common shares will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on March 26, 2013. Each subscription right entitles the holder to a basic subscription privilege and an over–subscription privilege. The subscription rights entitle the holders of our common shares to purchase an aggregate of 655,668 shares of our common stock for an aggregate purchase price of approximately $10.0 million. The shares to be issued in the rights offering, like our existing shares of common stock, will be traded on the over-the-counter market under the symbol “CBKM.”

Basic Subscription Privilege. The basic subscription privilege of each subscription right provides the holder of the subscription right the opportunity to purchase 0.3173 shares of our common stock, subject to delivery of the required documents and payment of the subscription price of $15.25 per share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your oversubscription privilege.

Over–Subscription Privilege. In the event that you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by other shareholders through the exercise of their basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the oversubscription requests in full. If, however, over–subscription requests exceed the number of shares of common stock available to be purchased pursuant to the over–subscription privilege, we will allocate the available shares of common stock among shareholders who over–subscribed by multiplying the number of shares requested by each shareholder through the exercise of their over–subscription privileges by a fraction equal to (i) the number of shares available to be issued through over–subscription privileges divided by (ii) the total number of shares requested by all subscribers through the exercise of their over–subscription privileges. We will not issue fractional shares through the exercise of over–subscription privileges.

In order to properly exercise your over–subscription privilege, you must deliver the subscription payment related to your over–subscription privilege at the time you deliver payment related to your basic subscription privilege. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over–subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that are available to you. For that calculation, you must assume that no shareholder other than you will subscribe for any shares of our common stock pursuant to their basic subscription privilege.

We can provide no assurances that you will be able to purchase the number of shares issuable upon the exercise of your over–subscription privilege in full. We will not be able to satisfy any orders for shares pursuant to the over–subscription privilege if all of our shareholders exercise their basic subscription privileges in full. We can only honor an over–subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over–subscription privilege is less than the amount you paid in connection with the exercise of the over–subscription privilege, you will be allocated only the number of unsubscribed shares actually available to you, and any excess subscription payments will he returned to you promptly, without interest or penalty.

To the extent the amount you paid in connection with the exercise of the over–subscription privilege is less than the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over–subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over–subscription privilege.

Public Offering of Remaining Shares

In the event all or any portion of the subscription rights are not exercised by the holders of common shares prior to the expiration of the rights offering, we may offer all or a portion of those remaining shares of common stock to the public at $15.25 per share in a best efforts offering.

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Reasons for the Stock Offering

We are engaging in the stock offering to raise equity capital to further strengthen Consumers National Bank’s capital position, provide additional capital to Consumers for general operating purposes and to enable us to be well-positioned for future growth, which may include, among others, pursuing strategic opportunities that may be presented to us from time to time. See “Use of Proceeds.” Our capital management function is a regular process that consists of providing capital both for our current financial position and our anticipated future capital needs. Over the past few years we have experienced steady deposit growth and we believe that increased economic activity in our region, particularly in the energy sector, will lead to additional growth opportunities. Our board of directors considered several alternative capital raising methods and has chosen to raise capital through a rights offering, in part to give our shareholders the opportunity to limit ownership dilution by buying additional shares of common stock. We believe that the stock offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

Determination of Subscription Price

In determining the subscription price, our board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering; historical and current trading prices for our common shares; the need to offer the common shares at a price that would be attractive to shareholders; the long-term need to enhance our capital; alternatives available to us for raising capital; and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and subscription prices in various rights by other companies. We did not request and have not received a fairness opinion regarding the subscription price. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common shares to be offered in the rights offering.

We cannot assure you that the market price of our shares of common stock will not decline during or after the stock offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the stock offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common shares before exercising your subscription rights.

Method of Exercising Subscription Rights

One non–transferable subscription right is being distributed for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on March 26, 2013. The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders. If you are a registered holder of shares of our common stock, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription/escrow agent at the address set forth below under “–Subscription/Escrow Agent,” to be received prior to 5:00 p.m., Eastern Time, on ____________, 2013.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, _________, 2013 expiration date that we have established for the rights offering.

Payment Method

As described in the instructions accompanying the rights certificate, payments submitted to the subscription/escrow agent must be made in full United States currency by:

•	check payable to Registrar and Transfer Company, the subscription/escrow agent, drawn upon a United States bank; or

•	wire transfer to Registrar and Transfer Company, the subscription/escrow agent.

Payment will be deemed to have been received by the subscription/escrow agent only upon the subscription/escrow agent’s receipt of any certified check or wire transfer or, in the case of an uncertified personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription/escrow agent receives cleared funds before that time. We also urge you to consider payment by means of a certified check, bank check, bank draft or money order.

Your subscription rights will not be considered exercised unless the subscription/escrow agent actually receives from you, your custodian bank, broker, dealer or other nominee, as the case may be, all of the required documents and your full subscription price payment (and your payment has cleared) prior to 5:00 p.m., Eastern Time, on [                       ], 2013 the scheduled expiration date of the rights offering.

You should read and follow the instructions accompanying the rights certificate carefully. As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required.

The method of delivery of payments of the subscription amount to the subscription/escrow agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription/escrow agent. Do not send or deliver these materials to us.

There is no sales fee or commission payable by you. We will pay all fees charged by the subscription/escrow agent and the selling agent. If you purchase your shares through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

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Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription/escrow agent, unless you provide on the rights certificate that shares are to be delivered in your name and to your address of record, as imprinted on the face of the rights certificate.

Limit on How Many Shares of Common Stock You May Purchase in the Stock Offering

We will not issue shares of common stock pursuant to the exercise of basic subscription privileges or over–subscription privileges to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of _________, 2013, such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy over–subscription by other shareholders pursuant to subscription rights and will thereafter be available in the public offering of shares.

In our sole discretion, we may elect not to issue shares of our common stock pursuant to the exercise of basic or over-subscription privileges to any person or entity who, after exercising their basic or over-subscription privileges, would beneficially own more than 9.9% of shares of our common stock outstanding. Such shares will become available to satisfy over-subscriptions by other shareholders pursuant to their subscription rights and will thereafter be available in the public offering, if any. Such ownership limitation is not applicable to existing shareholders who already beneficially own more than 9.9% of shares of our common stock outstanding prior to this stock offering.

Missing or Incomplete Subscription Information

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over–subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription/escrow agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

If you deliver your rights certificate and other documents or payment in a manner different from that described in this prospectus, we may not honor the exercise of your subscription rights.

Expiration Date

The subscription period during which you may exercise your subscription rights expires at 5:00 p.m., Eastern Time, on __________, 2013. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription/escrow agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering without notice to you. In no event will the expiration date be later than ___________, 2013. We may extend the expiration of the rights offering by giving oral or written notice to Boenning prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than the next business day after the board of directors extends the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, _____________, 2013, expiration date that we have established for the rights offering.

Conditions, Withdrawal and Termination

In certain circumstances, we reserve the right to withdraw the rights offerings and return the subscriber funds no later than the earlier to occur of the public offering expiration date or the date on which we have accepted subscriptions for all shares available for purchase. These circumstances include (1) the existence of any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering; (2) the conditions to closing indicated in the agency agreement between us and Boenning that are outside of our control; or (3) events that are wholly unforeseen or not reasonably foreseeable by us at this time. We will not terminate the rights offering based on the number of shares for which subscriptions are submitted, based on the proceeds – gross or net – that would result from the offering, or based in any other way upon the subscriptions submitted. If we terminate the rights offering, all affected subscriptions will expire without value, and all subscriptions payments received by the subscription/escrow agent will be returned promptly, without interest or penalty.

Subscription/Escrow Agent

The subscription/escrow agent for the stock offering is Registrar and Transfer Company. The subscription/escrow agent will maintain the list of subscriptions and calculate any necessary allocations of over–subscription privileges. If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your rights certificate and other documents, and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription/escrow agent. Do not send or deliver these materials to Consumers.

By Mail, Express Mail or Overnight Courier:

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

Attn: Reorg/Exchange Dept.

Financial Advisor

We have appointed Boenning as financial and marketing advisor for the rights offering. We will pay the fees and expenses of Boenning and have also agreed to indemnify Boenning from certain liabilities that it may incur in connection with the rights offering.

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No Fractional Shares

We will not issue fractional shares in connection with the rights offering. Fractional shares of our common stock resulting from the exercise of the basic or oversubscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the information agent will be returned promptly, without interest or penalty.

Notice to Nominees

If you are a custodian bank, broker, dealer or other nominee who holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial holder so instructs, you should complete the rights certificate and submit it to the subscription/escrow agent together with the form entitled “Nominee Holder Certification” and with the proper payment. We will provide the Nominee Holder Certification form to you with your rights offering materials. If you did not receive this form, you should contact the subscription/escrow agent to request a copy. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common shares on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription/escrow agent by submitting the Nominee Holder Certification form.

In the case of subscription rights that you hold of record on behalf of others through the DTC, those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the subscription/escrow agent’s DTC account, and by delivering to the subscription/escrow agent the required certification as to the number of shares subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a custodian bank, broker, dealer or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your custodian bank, broker, dealer or other nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, __________, 2013, expiration date.

Non–Transferability of Subscription Rights

The subscription rights granted to you are non–transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be traded on the OTC Markets under the ticker symbol “CBKM.”

Validity of Subscriptions

We will resolve, in our sole discretion, all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. None of Consumers, Boenning or the subscription/escrow agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription/escrow agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

Registrar and Transfer Company, the subscription/escrow agent, will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription/escrow agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription/escrow agent will be returned to subscribers, without interest or penalty as soon as practicable.

Uncertificated Shares of Common Stock

All shares of our common stock that you purchase in the rights offering will be issued in book–entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription/escrow agent will arrange for issuance to each subscription rights holder of record that has validly exercised its subscription rights the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

Rights of Subscribers

You will have no rights as a shareholder with respect to the shares of our common stock purchased in the rights offering until your account, or your account at your broker, dealer, custodian bank or other nominee, is credited with such shares.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription/escrow agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription/escrow agent prior to 5:00 p.m., Eastern Time, at least three business days prior to the expiration of the rights offering (or, if the rights offering is extended, on or before three business days prior to the extended expiration date) and demonstrate to the satisfaction of the subscription/escrow agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

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No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid, unless we are required by law to grant revocation rights. All exercises of subscription rights are irrevocable, unless we are required by law to grant revocation rights, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of our common stock offered pursuant to the rights offering.

Regulatory Limitation

We will not issue shares of common stock pursuant to the exercise of basic subscription privileges or oversubscription privileges to any person or entity, who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of ___________, 2013 such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy oversubscriptions by other shareholders pursuant to subscription rights and will be available thereafter in the public offering of shares.

Material U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize gain or loss upon receipt or exercise of these subscription rights to purchase shares of our common stock for the reasons described in “Material U.S. Federal Income Tax Consequences.”

No Recommendation

Our board of directors is making no recommendation regarding your exercise of the subscription rights or purchase of shares in the public offering. Shareholders who purchase shares in the stock offering risk investment loss on money invested. We cannot predict the price at which our shares of common stock will trade and, therefore, we cannot assure you that the market price for our common shares will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the stock offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common shares.

Shares of Our Common Stock Outstanding After the Rights Offering

As of April 10, 2013, we had 2,066,399 shares of our common stock issued and outstanding. Assuming all shares are sold in the rights offering, we expect approximately 2,722,067 shares of our common stock will be outstanding immediately after completion of the stock offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

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THE PUBLIC OFFERING OF REMAINING SHARES

Public Offering

Following completion of the rights offering subscription process, we may elect to sell all or a portion of the remaining registered shares in a public offering. We have engaged Boenning as our selling agent in connection with the public offering, if any.

Discretion to Accept Subscriptions

We have the right, in our sole discretion, to accept or reject any subscription in the public offering in whole or in part on or before the public offering expiration date. We generally will accept subscriptions in the public offering in the order in which they are received. As a result, you may not receive any or all of the shares for which you subscribe. We will notify subscribers as soon as practicable following the public offering expiration date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest or penalty.

Expiration Date and Cancellation Rights

The public offering period will expire at the earlier of 5:00 p.m. Eastern Time, [Public Offering Expiration Date] or the date on which we have accepted subscriptions for all shares remaining for purchase.

We may cancel the public offering of remaining shares at any time for any reason, including following the expiration date. If we cancel the public offering of any remaining shares of common stock, we will return all subscription payments promptly, without interest or penalty.

Escrow Arrangements; Return of Funds

Registrar and Transfer Company, the subscription/escrow agent, will hold funds received in connection with the public offering with an acknowledgement of subscription in a segregated account. The subscription/escrow agent will hold these funds in escrow until such time as we accept the subscription or until the public offering is canceled. If the public offering of remaining shares is canceled, the subscription/escrow agent will return the subscription payments promptly, without interest. We may still accept the rights offering subscriptions even though the public offering is canceled.

No Revocation or Change

Once you submit the acknowledgement of subscription and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All acknowledgements of subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit an acknowledgment of subscription unless you are certain that you wish to purchase shares or our common stock at the subscription price.

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DESCRIPTION OF COMMON Shares

The following description of our capital stock is based upon our articles of incorporation, our regulations and applicable provisions of law. We have summarized certain portions of the articles of incorporation and regulations below. The summary is not complete. The articles of incorporation and regulations are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the articles of incorporation and regulations for the provisions that are important to you.

Common Shares

We are authorized to issue 3,500,000 shares of common stock, without par value. There were 2,066,399 shares of common stock outstanding as of April 10, 2013.

Dividend Rights. Holders of our common shares are entitled to receive such dividends as may be declared by our board of directors out of legally available funds, and to receive pro rata any assets distributable to holders of our common shares upon our liquidation.

Voting Rights. Holders of our common shares are entitled to vote for the election of directors and upon all other matters, which may be submitted to a vote of shareholders generally, with each share being entitled to one vote. Under the Ohio General Corporation Law, which we refer to as the OGCL, our shareholders will have the right to cumulative voting if a shareholder provides written notice to our President or Secretary not less than 48 hours before the time fixed for holding our annual meeting. Upon announcement of this notice at our annual meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder may cast as many votes in the election of directors as the number of directors to be elected multiplied by the number of shares held. The votes may be cast for one nominee or distributed among as many nominees as the shareholder desires.

Directors are elected by a plurality of the votes cast at the meeting (i.e., the nominees receiving the highest number of votes will be elected regardless of whether such votes constitute a majority of the shares represented at the meeting). Any other matter submitted to the shareholders at a meeting at which a quorum is present shall be decided by the vote of the holders of a majority of the shares represented in person or by proxy at the meeting, unless the matter is one upon which a different vote is required by applicable law, our articles of incorporation or our regulations, each as amended, in which case such express provision shall govern and control the decision of such matter. Vacancies on our board may be filled by a majority of the directors then in office. Our regulations authorize the removal of a director, only for cause, by a vote of the holders of a majority of the outstanding common shares entitled to vote in the election of directors, provided that no director shall be removed if the votes of a sufficient number of shares are cast against the director’s removal that, if cumulatively voted at an election of all directors of a particular class, would be sufficient to elect at least one director.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of Consumers, the holders of our common shares would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. Holders of our preferred stock, if any such shares are then outstanding, may have a priority over the holders of common shares in the event of any liquidation or dissolution. We have no preferred stock currently outstanding.

Other Rights. As set forth in the articles, holders of our common shares have pre-emptive rights, unless the common shares offered or sold are: (1) treasury shares; (2) issued as a share dividend; (3) issued or agreed to be issued for consideration other than money; (4) issued by our board of directors; (5) issued or agreed to be issued upon the conversion of convertible shares authorized in our articles, or upon exercise of the conversion conferred and authorized by our board of directors; (6) offered to shareholders in satisfaction of their pre-emptive rights and not purchased by such shareholders, and thereupon issued and agreed to be issued for a consideration not less than that at which the common shares were so offered to shareholders, less reasonable expenses, compensation, or discount paid or allowed for sale, underwriting, or purchase of the common shares, unless by the affirmative vote or written order of the holders of two-thirds of the common shares otherwise entitled to such pre-emptive rights, if pre-emptive rights are restored as to any of such shares not theretofore issued or agreed to be issued; (7) released from pre-emptive rights by the affirmative vote or written consent of the holders of two-thirds of the shares entitled to such pre-emptive rights; and (8) released from pre-emptive rights by the affirmative vote or written consent of the holders of a majority of the common shares entitled to pre-emptive rights, for offering and sale, or the grant of options with respect thereto, to any or all employees of Consumers or its subsidiary corporations or to a trustee on their behalf, under a plan adopted or to be adopted by the board of directors for that purpose.

There are no redemption or conversion provisions applicable to our common shares, and holders of our common shares are not liable for any further capital call or assessment.

Transfer Agent and Registrar. The transfer agent and registrar for our common shares is Registrar and Transfer Company.

Preferred Shares

Our articles of incorporation authorize us to issue 350,000 preferred shares. As of the date of this prospectus, we do not have any preferred shares outstanding.

Our board of directors is authorized to issue one or more classes, or one or more series within a class, of preferred shares in the future and to fix the designations, preferences, rights, powers, including voting powers and par value, if any (or qualifications, limitations and restrictions) of such preferred shares. As a result, the board of directors could adversely affect the rights of the holders of common shares without a vote of such shareholders.

Anti–Takeover Effects of Our Articles of Incorporation and Regulations

There are provisions in our corporate governance documents, and in the Ohio General Corporation Law, that could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of our shares.

Classified Board of Directors. Our articles provide for our board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected by the shareholders each year. This classification system makes it more difficult to replace a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our board.

Business Combinations. Subject to certain exceptions, our articles prohibit us from consummating a “Business Combination” except with the approval by the affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power. Our articles define a “Business Combination” to mean any:

•	merger or consolidation of Consumers;

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•	sale, lease, exchange or other disposition of all or substantially all of our assets; or

•	the issuance or transfer of any securities of Consumers to any other entity for cash.

Our articles do not require the affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power for any transaction described above as a “Business Combination”,

•	with another corporation if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of directors, considered for this purpose as one class, is owned of record or beneficially by Consumers and/or its subsidiary;

•	with another corporation, person or other entity if the board of directors of Consumers shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of Consumers entitled to vote generally in the election of directors;

•	approved by resolution adopted by the affirmative vote of at least a majority of the members of the whole board of directors of Consumers at any time prior to the consummation thereof;

•	with another corporation, person or other entity if, as of the date of the amendment of our articles to include this article sixth, such corporation, person, or entity owned 10% or more of the outstanding shares of capital stock of Consumers entitled to vote in the election of directors; or

•	with another corporation, person or entity if such corporation, person or entity is an heir, devisee or assign of a shareholder described immediately above that, as a result of such inheritance, devise or assignment from a shareholder described immediately above, owns 10% or more of the capital stock of Consumers entitled to vote in the election of directors.

Ohio Merger Moratorium Statute. We are an “issuing public corporation” as defined under Ohio law. Chapter 1704 of the OGCL governs transactions between an issuing public corporation and:

•	an “interested shareholder,” which, generally, means someone who becomes a beneficial owner of 10% or more of the shares of the corporation without the prior approval of the board of directors of the corporation; and

•	persons affiliated or associated with an interested shareholder.

For at least three years after an interested shareholder becomes such, the following transactions are prohibited if they involve both the issuing public corporation and either an interested shareholder or anyone affiliated or associated with an interested shareholder:

•	the disposition or acquisition of any interest in assets;

•	mergers, consolidation, combinations and majority share acquisitions;

•	voluntary dissolutions or liquidations; and the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the outstanding shares.

Subsequent to the three-year period, these transactions may take place provided that either of the following conditions are satisfied:

•	the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation, or a different proportion set forth in the articles of incorporation, including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a fair price, as determined by Section 1704.03(A)(4), for their shares.

If, prior to the acquisition of shares by which a person becomes an interested shareholder, the board of directors of the corporation approves the transaction by which the person would become an interested shareholder, then Chapter 1704’s prohibition does not apply. The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the subject transaction is approved by the requisite vote of the shareholders or satisfies statutory conditions relating to the fairness of consideration received by shareholders, other than the interested shareholder.

Chapter 1704 does not apply to a corporation of its articles of incorporation or code of regulations state that it does not apply. We have not opted out of the application of this statute.

Ohio Control Share Statute. Section 1701.831 of the OGCL requires the prior authorization of the shareholders of an issuing public corporation in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of one-fifth or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power.

A person proposing to make an acquisition of our shares subject to Section 1701.831 of the OGCL must deliver to the issuing public corporation a statement disclosing, among other things:

•	the number of shares owned, directly or indirectly, by the person;

•	the range of voting power that may result from the proposed acquisition;

•	and the identity of the acquiring person.

Within 10 days after receiving this statement, the issuing public corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs.

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Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that it does not apply. We have not opted out of the application of this statute.

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PLAN OF DISTRIBUTION

Directors, Executive Officers and Employees

Our directors and executive officers may participate in the solicitation of the exercise of subscription rights for the purchase of common shares. These persons will not receive any commissions or compensation in connection with these activities, other than their normal compensation, but they will be reimbursed for their reasonable out–of–pocket expenses incurred in connection with any solicitation. Other trained employees of Consumers National Bank may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to our executive officers or registered representatives of Boenning, our financial advisor and selling agent. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of shares of common stock or to provide advice regarding the exercise of subscription rights. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and the solicitation of subscription rights and the sales of the common shares underlying such subscription rights will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our common shares. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

Financial Advisor and Selling Agent

We have engaged Boenning as our financial and marketing advisor in connection with the rights offering and as our selling agent for the public offering, if any, pursuant to an agency agreement between Boenning and us. Boenning is a nationally recognized investment banking firm with significant experience in advising financial institutions. In the ordinary course of its investment banking business, Boenning is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

In its capacity as financial and marketing advisor, Boenning provided advice to us regarding the structure and the financial and market impact of the rights offering as well as with respect to marketing the common shares to be issued in the rights offering. Boenning will assist our directors and executive officers in the solicitation of the exercise of subscription rights for the purchase of shares of common stock.

Boenning has also agreed, subject to the terms and conditions contained in the agency agreement with us, to sell in a public offering, on a best efforts basis, any shares not subscribed in the rights offering. Because the public offering is on a best efforts basis, Boenning is not obligated to purchase any shares if they are not sold to the public, nor is it required to sell any specific number or dollar amount of shares.

As compensation for its services, we have agreed to pay Boenning the following amounts:

•	An advisory fee of $20,000; and

•	Except for subscription rights exercised by shareholders in Arizona, a placement fee equal to the sum of (i) 2.00% (200 basis points) of the aggregate purchase price of shares sold in the rights offering to the Company’s existing shareholders pursuant to their basic subscription privileges, plus (ii) 6.00% (600 basis points) of the aggregate purchase price of shares sold through the exercise of over-subscription privileges in the rights offering or in a public offering; provided, however, that the applicable placement fee for any shares purchased by members of the Company’s board of directors or Company employees in connection with basic subscription privileges, over-subscription privileges or in a public offering will instead be 1.00% (100 basis points) for the first $1,000,000 of the aggregate purchase price of shares sold to such directors and employees and then 2.00% (200 basis points) thereafter. The advisory fee will be credited against the placement fee.

In addition to the fees described above, we have agreed to reimburse Boenning for its reasonable out-of-pocket expenses pertaining to its engagement. With the exception of legal fees, such expenses will not exceed $2,500 individually without the Company’s prior written approval. The total amount of such expenses will not exceed $100,000 without the Company’s prior written approval, or $150,000 with the Company’s approval. If the agency agreement is terminated or the offering is not consummated, we will reimburse Boenning for out-of-pocket expenses actually incurred, provided that the amount will not exceed $100,000 without the Company’s consent, or $150,000 with the Company’s consent.

Although Boenning has no obligation to act, and will not act, in any capacity as an underwriter in the stock offering, if it were nonetheless deemed to be an underwriter under the Securities Act, the fees and commissions to be paid to it might be deemed to be underwriting fees and commissions. Boenning may in the future provide other investment banking services to us and will receive compensation for such services.

Delivery of Shares

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., Eastern Time, on March 26, 2013.

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your rights certificate and other documents, and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription/escrow agent. Do not send or deliver these materials to Consumers.

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By Mail, Express Mail or Overnight Courier:
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
Attn: Reorg/Exchange Department

See “The Rights Offering–Method of Exercising Subscription Rights.” If you have any questions regarding Consumers, Consumers National Bank, or the stock offering, or you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please call the Company at (800) 948-1262 (toll free), Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the subscription rights, or, if applicable, the oversubscription privilege, acquired through the rights offering, and the ownership and disposition of common shares received upon exercise of the subscription rights or, if applicable, the oversubscription privilege.

This summary deals only with subscription rights and the oversubscription privilege held by a U.S. Holder (as defined below) and common shares that are held as capital assets by a U.S. Holder who is issued the common shares upon exercise of the subscription rights or, if applicable, the oversubscription privilege. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such U.S. Holders in light of their personal circumstances. This discussion also does not address tax consequences to U.S. Holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax–exempt organizations, employee stock purchase plans, partnerships and other pass–through entities, persons holding common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark–to–market their securities, persons that acquired common shares in connection with employment or other performance of services, U.S. Holders that have a functional currency other than the U.S. dollar, U.S. expatriates and foreign holders. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as Medicare contribution taxation or estate or gift taxation). Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. The Company has not sought, and will not seek, any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering, the exercise of the oversubscription privilege or, if applicable, the oversubscription privilege, and the ownership and disposition of common shares received upon exercise of the subscription rights or, if applicable, the oversubscription privilege that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of subscription rights, the oversubscription privilege or common shares that is:

•	An individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	A corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	A trust (a) if a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of subscription rights, the oversubscription privilege or common shares, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. U.S. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES OF RECEIVING, OWNING AND EXERCISING SUBSCRIPTION RIGHTS AND THE OVERSUBSCRIPTION PRIVILEGE AND ACQUIRING, HOLDING AND DISPOSING OF COMMON SHARES.

Taxation of Subscription Rights

Receipt of Subscription Rights. Your receipt of subscription rights pursuant to the rights offering will not be treated as a taxable distribution with respect to your existing common shares for U.S. federal income tax purposes. Under Section 305 of the Code, a shareholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the fair market value of such right. A common stockholder who receives a right to acquire shares of common stock generally will be treated as having received a taxable dividend if such stockholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other stockholder receives a distribution of cash or other property. A common stockholder who receives a right to acquire shares of common stock will be treated as having received a taxable dividend if the distribution is treated as part of a “disproportionate distribution.” A disproportionate distribution of stock or stock rights occurs when a distribution (or series of distributions) from a corporation results in (a) an increase the stockholder’s proportionate interest in the earnings and profits or assets of the corporation and (b) the receipt by other stockholders of cash or other property. For purposes of the above, “stockholder” includes holders of warrants, options and convertible securities. We do not believe, however, that a disproportionate distribution will occur and, therefore, the receipt of subscription rights will not be taxable to a stockholder.

Tax Basis in the Subscription Rights. If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing common shares on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing common shares between your existing common shares and the subscription rights in proportion to the relative fair market values of the existing common shares and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing common shares and the subscription rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing common shares on the date you receive the subscription rights, then you must allocate your basis in your existing common shares between your existing common shares and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common shares on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non–transferable.

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Exercise of Subscription Rights. Generally, you will not recognize gain or loss on the exercise of a subscription right in the rights offering.

Your tax basis in a common share acquired through exercise of a subscription right will equal the sum of (1) the subscription price and (2) your tax basis, if any, in the subscription right (determined as described above).

The holding period of a common share acquired through exercise of a subscription right will begin on the date of exercise.

If you exercise a subscription right received in the rights offering after disposing of the common shares with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common shares previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common shares previously sold, and (3) the impact of such allocation on the tax basis of common shares acquired through exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of the common shares with respect to which the subscription right is received, you should consult with your tax advisor.

Exercise of Oversubscription Privilege. Generally, you will not recognize gain or loss upon exercise of the oversubscription privilege. Your tax basis in a new common share acquired upon exercise of the oversubscription privilege generally will be equal to the subscription price. The holding period of a common share acquired upon exercise of the oversubscription privilege will begin on the date of exercise.

Expiration of Subscription Rights. If you allow subscription rights received in the rights offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re–allocate any portion of the tax basis in your existing common shares previously allocated to the subscription rights that have expired to the existing common shares.

Taxation of Common Shares

Distributions. Distributions with respect to common shares acquired upon exercise of subscription rights or the oversubscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax–free return of capital to the extent of your adjusted tax basis in such common shares and thereafter as capital gain.

Dispositions. If you sell or otherwise dispose of common shares acquired upon exercise of subscription rights or the oversubscription privilege, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the common shares. Such capital gain or loss will be long–term capital gain or loss if your holding period for the common shares is more than one year. Long–term capital gain of an individual is generally taxed at favorable rates. The deductibility of capital losses is subject to limitations.

Legislation Affecting Taxation of Common Shares Held By or Through Foreign Entities. Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation and subsequent guidance including Treasury Regulations issued on January 17, 2013, impose a 30% withholding tax on dividends paid after December 31, 2013, on, or gross proceeds paid after December 31, 2016, from the sale or other disposition of, our common stock paid to such entities that fail to satisfy certain due diligence, disclosure and reporting rules. Non-U.S. persons that are otherwise eligible for an exemption from, or a reduction of, U.S. withholding tax with respect to such distributions and sale proceeds would be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any such amounts withheld. Additional requirements and conditions may be imposed pursuant to an Intergovernmental Agreement (if and when entered into) between the United States and the non-U.S. entity's home jurisdiction. U.S. holders should consult their tax advisors regarding this legislation.

Health Care and Reconciliation Act of 2010. On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain U.S. stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common shares acquired through the exercise of subscription rights or, if applicable, the over–subscription privilege. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF RECEIVING, OWNING AND EXERCISING SUBSCRIPTION RIGHTS AND THE OVERSUBSCRIPTION PRIVILEGE AND ACQUIRING, HOLDING AND DISPOSING OF COMMON SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

The validity of the shares of common stock issuable upon exercise of the rights and offered by this prospectus will be passed upon for us by Squire Sanders (US) LLP, Cleveland, Ohio.

EXPERTS

Our consolidated balance sheets as of June 30, 2012 and 2011 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years then ended appearing in our Annual Report on Form 10–K for the fiscal year ended June 30, 2012 have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Room of the SEC, at prescribed rates, by calling 1-800–SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding us that we file electronically with the SEC. In addition, we make available, without charge, through our website, http://www.Consumersbank.com, electronic copies of our filings with the SEC, including copies of Annual Reports on Form 10–K, Quarterly Reports on Form 10–Q, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in our website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC.

The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

•	Our Annual Report on Form 10–K for the fiscal year ended June 30, 2012;

•	Our Quarterly Reports on Form 10–Q for the quarters ended September 30, 2012 and December 31, 2012;

•	Our Current Reports on Form 8–K filed on each of July 30, September 10, October 26 and November 1, 2012 and January 31, March 15 and May 2, 2013;

•	The description of our shares of common stock contained in the prospectus filed with the SEC on June 7, 1994 which forms a part of our Registration Statement No. 33-79130 on Form S-4, or contained in any subsequent amendment or report filed for the purpose of updating such description; and

•	All other reports filed with the SEC under Section 13(a) or 15(d) of the Exchange Act or proxy or information statements filed under Section 14 of the Exchange Act since June 30, 2012 and before the date of this Registration Statement.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Consumers Bancorp, Inc.
Attn: Theresa Linder
614 East Lincoln Way
P.O. Box 256
Minerva, Ohio

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than financial advisor/selling agent fees and expenses, payable by us in connection with the sale of the securities being registered hereunder, all of which will be borne by us. All amounts shown are estimates except for the SEC registration fee.

Subscription/escrow agent fees and expenses	$20,000
Legal fees and expenses	$125,000
Accounting fees and expenses	$30,000
Printing costs and mailing	$10,000

Total	$185,000

Item 14. Indemnification of Directors and Officers.

(a) Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

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(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from, or maintained with, a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),(6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to divisions (E)(5),(6) or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

(b) Regulations, as amended and restated, of Consumers Bancorp, Inc.

Article IV of the Regulations, as amended and restated, governs the indemnification of our officers and directors. Article IV provides:

The Corporation shall indemnify each director and each officer of the Corporation, and each person employed by the Corporation who serves at the written request of the Chairman, the CEO or President of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law. The term “officer” as used in this Article VI (sic) shall include the Chairman of the Board, the CEO, the President, all Vice Presidents, the Treasurer, the Secretary and any other person who is specifically designated as an “officer” within the operation of this Article VI (sic) by action of the Board of Directors to the extent permitted by Ohio law.

Item 15. Recent Sales of Unregistered Securities.

Not applicable.

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Item 16. Exhibits

Exhibit Number	Description	Document Reference

1.1	Form of Agency Agreement between Consumers Bancorp, Inc. and Boenning & Scattergood, Inc.	Previously filed
1.2	Form of Subscription/Escrow Agent Agreement	Previously filed
3.1	Amended and Restated Articles of Incorporation of the Corporation. Reference is made to Form 10-K of the Corporation filed September 22, 2010, which is incorporated herein by reference.	*
3.2	Amended and Restated Code of Regulations of the Corporation. Reference is made to Form 10-K of the Corporation filed September 15, 2008, which is incorporated herein by reference.	*
4.1	Form of Certificate of Common Shares. Reference is made to Form 10-KSB of the Corporation (File No. 033-79130) filed September 26, 2002, which is incorporated herein by reference.	*
4.2	Form of Rights Certificate.	Previously filed
5.1	Opinion of Squire Sanders (US) LLP as to the legality of the securities being registered.	Previously filed
10.3	Lease Agreement entered into between Furey Holdings, LLC and Consumers National Bank on December 23, 2005. Reference is made to Form 10-Q of the Corporation (File No. 033-79130) filed February 14, 2006, which is incorporated herein by reference.	*
10.6	2011 Amendment and Restatement of Salary Continuation agreement entered into with Mr. Lober on February 11, 2011. Reference is made to Form 10-Q of the Corporation filed February 11, 2011, which is incorporated herein by reference.	*
10.7	Form Noncompetition agreement entered into with Ms. Wood on February 11, 2011. Reference is made to Form 10-Q of the Corporation filed February 11, 2011, which is incorporated herein by reference.	*
11	Computation of Earnings per Share. Reference is made to the Annual Report on Form 10-K Note 15 to the Consolidated Financial Statements filed September 21, 2012, which is incorporated herein by reference.	*
21	Subsidiaries of Consumers Bancorp, Inc.	Previously filed
23.1	Consent of Crowe Horwath LLP	Filed herewith
23.2	Consent of Squire Sanders (US) LLP (included as part of its opinion filed as Exhibit 5.1)	Previously filed
24	Power of Attorney	Previously filed
99.1	Form of Instructions as to Use of Subscription Rights Certificate	Previously filed
99.2	Form of Letter to Shareholders Who are Record Holders	Previously filed
99.3	Form of Letter to Nominee Holders whose Clients are Beneficial Holders	Previously filed
99.4	Form of Letter to Clients of Nominee Holders	Previously filed
99.5	Form of Beneficial Owner Election Form	Previously filed
99.6	Form of Nominee Holder Certification	Previously filed
99.7	Form of Notice of Important Tax Information	Previously filed

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(x)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	For the purpose of determining any liability under the Securities Act of 1933, each post–effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post–effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Minerva, Ohio, on May 14, 2013.

Consumers Bancorp, Inc.

By	/s/ Ralph J. Lober, II
Ralph J. Lober, II
President and Chief Executive Officer
(principal executive officer)

By	/s/ Renee K. Wood
Renee K. Wood
Chief Financial Officer and Treasurer
(principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

By	/s/ Laurie L. McClellan *	By	/s/ James V. Hanna *
	Laurie L. McClellan		James V. Hanna
	Chairman of Board of Directors		Director

Date: May 14, 2013		Date: May 14, 2013

By	/s/ John P. Furey *	By	/s/ Bradley Goris*
	John P. Furey		Bradley Goris
	Director		Director

Date: May 14, 2013		Date: May 14, 2013

By	/s/ David W. Johnson *	By	/s/ James R. Kiko, Sr.*
	David W. Johnson		James R. Kiko, Sr.
	Director		Director

Date: May 14, 2013		Date: May 14, 2013

By	/s/ Thomas M. Kishman *	By	/s/ Harry W. Schmuck, Jr. *
	Thomas M. Kishman		Harry W. Schmuck, Jr.
	Director		Director

Date: May 14, 2013		Date: May 14, 2013

By	/s/ John E. Tonti *
John E. Tonti
Director

Date: May 14, 2013

* The above-named directors of the Company sign this Amendment No. 3 to the registration statement by Ralph J. Lober, II, their attorney-in-fact, pursuant to the Power of Attorney signed by each of the above-named directors, which Power of Attorney was filed with Amendment No 1. to the registration statement, all in the capacities indicated and on April 10, 2013.

By /s/ Ralph J. Lober, II

Ralph J. Lober, II

Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Description	Document Reference

1.1	Form of Agency Agreement between Consumers Bancorp, Inc. and Boenning & Scattergood, Inc.	Previously filed
1.2	Form of Subscription/Escrow Agent Agreement	Previously filed
3.1	Amended and Restated Articles of Incorporation of the Corporation. Reference is made to Form 10-K of the Corporation filed September 22, 2010, which is incorporated herein by reference.	*
3.2	Amended and Restated Code of Regulations of the Corporation. Reference is made to Form 10-K of the Corporation filed September 15, 2008, which is incorporated herein by reference.	*
4.1	Form of Certificate of Common Shares. Reference is made to Form 10-KSB of the Corporation (File No. 033-79130) filed September 26, 2002, which is incorporated herein by reference.	*
4.2	Form of Rights Certificate.	Previously filed
5.1	Opinion of Squire Sanders (US) LLP as to the legality of the securities being registered.	Previously filed
10.3	Lease Agreement entered into between Furey Holdings, LLC and Consumers National Bank on December 23, 2005. Reference is made to Form 10-Q of the Corporation (File No. 033-79130) filed February 14, 2006, which is incorporated herein by reference.	*
10.6	2011 Amendment and Restatement of Salary Continuation agreement entered into with Mr. Lober on February 11, 2011. Reference is made to Form 10-Q of the Corporation filed February 11, 2011, which is incorporated herein by reference.	*
10.7	Form Noncompetition agreement entered into with Ms. Wood on February 11, 2011. Reference is made to Form 10-Q of the Corporation filed February 11, 2011, which is incorporated herein by reference.	*
11	Computation of Earnings per Share. Reference is made to the Annual Report on Form 10-K Note 15 to the Consolidated Financial Statements filed September 21, 2012, which is incorporated herein by reference.	*
21	Subsidiaries of Consumers Bancorp, Inc.	Previously filed
23.1	Consent of Crowe Horwath LLP	Filed herewith
23.2	Consent of Squire Sanders (US) LLP (included as part of its opinion filed as Exhibit 5.1)	Previously filed
24	Power of Attorney	Previously filed
99.1	Form of Instructions as to Use of Subscription Rights Certificate	Previously filed
99.2	Form of Letter to Shareholders Who are Record Holders	Previously filed
99.3	Form of Letter to Nominee Holders whose Clients are Beneficial Holders	Previously filed
99.4	Form of Letter to Clients of Nominee Holders	Previously filed
99.5	Form of Beneficial Owner Election Form	Previously filed
99.6	Form of Nominee Holder Certification	Previously filed
99.7	Form of Notice of Important Tax Information	Previously filed

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